UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.         )*

Rubicon Technology, Inc.

(Name of Issuer)

Common Stock, par value $0.001

(Title of Class of Securities)

78112T 107

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

SCHEDULE 13G

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Cross Atlantic Capital Partners, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 986,852
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 986,852

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 986,852
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.82%
12	TYPE OF REPORTING PERSON CO

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON XATF Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 986,852
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 986,852

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 986,852
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.82%
12	TYPE OF REPORTING PERSON PN

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Cross Atlantic Technology Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 986,852
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 986,852

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 986,852
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.82%
12	TYPE OF REPORTING PERSON PN

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Cross Atlantic Capital Partners II, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 3,445,512
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 3,445,512

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,445,512
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 16.72%
12	TYPE OF REPORTING PERSON CO

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON XATF Management II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 3,445,512
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 3,445,512

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,445,512
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 16.72%
12	TYPE OF REPORTING PERSON PN

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Cross Atlantic Technology Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 3,445,512
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 3,445,512

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,445,512
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 16.72%
12	TYPE OF REPORTING PERSON PN

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Co-Invest Capital Partners, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 3,877,781
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 3,877,781

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,877,781
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.79%
12	TYPE OF REPORTING PERSON CO

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Co-Invest Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 3,877,781
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 3,877,781

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,877,781
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.79%
12	TYPE OF REPORTING PERSON PN

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON The Co-Investment 2000 Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 3,877,781
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 3,877,781

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,877,781
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.79%
12	TYPE OF REPORTING PERSON PN

CUSIP No.: 78112T 107

1	NAME OF REPORTING PERSON Donald R. Caldwell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 7,100
6 SHARED VOTING POWER 8,310,145
7 SOLE DISPOSITIVE POWER 7,100
8 SHARED DISPOSITIVE POWER 8,310,145

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,317,245
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 40.62%
12	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No.: 78112T 107

Item 1.	(a)	Name of Issuer:

Rubicon Technology, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

9931 Franklin Avenue Franklin Park, Illinois 60131

Item 2.	(a)	Name of Person Filing:

	(b)	Address of Principal Business Office or, if none, Residence:

	(c)	Citizenship:

The names, principal business offices and citizenship of the persons filing this statement are:

Cross Atlantic Capital Partners, Inc. (“CAP”)

100 Matsonford Road

Radnor, Pennsylvania 19087

Citizenship: Delaware

XATF Management, L.P. (“XATF”)

c/o Cross Atlantic Capital Partners, Inc.

100 Matsonford Road

Radnor, Pennsylvania 19087

Citizenship: Delaware

Cross Atlantic Technology Fund, L.P. (“Fund”)

c/o Cross Atlantic Capital Partners, Inc.

100 Matsonford Road

Radnor, Pennsylvania 19087

Citizenship: Delaware

Cross Atlantic Capital Partners II, Inc. (“CAP II”)

c/o Cross Atlantic Capital Partners, Inc.

100 Matsonford Road

Radnor, Pennsylvania 19087

Citizenship: Delaware

XATF Management II, L.P. (“XATF II”)

c/o Cross Atlantic Capital Partners, Inc.

100 Matsonford Road

Radnor, Pennsylvania 19087

Citizenship: Delaware

Cross Atlantic Technology Fund II, L.P. (“Fund II”)

c/o Cross Atlantic Capital Partners, Inc.

100 Matsonford Road

Radnor, Pennsylvania 19087

Citizenship: Delaware

Co-Invest Capital Partners, Inc. (“Co-Invest Capital”)

c/o Cross Atlantic Capital Partners, Inc.

100 Matsonford Road

Radnor, Pennsylvania 19087

Citizenship: Delaware

Co-Invest Management, L.P. (“Co-Invest Management”)

c/o Cross Atlantic Capital Partners, Inc.

100 Matsonford Road

Radnor, Pennsylvania 19087

Citizenship: Delaware

The Co-Investment 2000 Fund, L.P. (“2000 Fund”)

c/o Cross Atlantic Capital Partners, Inc.

100 Matsonford Road

Radnor, Pennsylvania 19087

Citizenship: Delaware

Donald R. Caldwell (“Mr. Caldwell”)

c/o Cross Atlantic Capital Partners, Inc.

100 Matsonford Road

Radnor, Pennsylvania 19087

Citizenship: United States

	(d)	Title of Class of Securities:

Common Stock, par value $0.001 (“Common Stock”)

	(e)	CUSIP Number:

78112T 107

Item 3.	Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

As of December 31, 2007, (i) Fund was the record holder of 979,390 shares of Common Stock and warrants to purchase 7,462 shares of Common Stock, (ii) Fund II was the record holder of 3,317,509 shares of Common Stock and warrants to purchase 128,003 shares of Common Stock and (iii) 2000 Fund was the record holder of 3,709,026 shares of Common Stock and warrants to purchase 168,755 shares of Common Stock.

XATF may be deemed to beneficially own 986,852 shares of Common Stock as the general partner of Fund. CAP may be deemed to beneficially own 986,852 shares of Common Stock as the general partner of XATF.

XATF II may be deemed to beneficially own 3,445,512 shares of Common Stock as the general partner of Fund II. CAP II may be deemed to beneficially own 3,445,512 as the general partner of XATF II.

Co-Invest Management may be deemed to beneficially own 3,877,781 shares of Common Stock as the general partner of 2000 Fund. Co-Invest Capital may be deemed to beneficially own 3,877,781 shares of Common Stock as the general partner of Co-Invest Management.

Mr. Caldwell may be deemed to beneficially own 8,317,245 shares of Common Stock as sole owner of CAP, CAP II and Co-Invest Capital.

The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person.

(b) Percent of class:

Based on 20,474,324 shares issued and outstanding as of December 31, 2007, (i) CAP, XATF and Fund may be deemed to beneficially own 4.82% of the outstanding shares of Common Stock, (ii) CAP II, XATF II and Fund II may be deemed to beneficially own 16.72% of the outstanding shares of Common Stock, (iii) Co-Invest Capital, Co-Invest Management and 2000 Fund may be deemed to beneficially own 18.79% of the outstanding shares of Common Stock and (iv) Mr. Caldwell may be deemed to beneficially own 40.62% of the outstanding shares of Common Stock.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

See Cover Pages Items 5-9.

(ii) Shared power to vote or to direct the vote:

See Cover Pages Items 5-9.

(iii) Sole power to dispose or to direct the disposition of:

See Cover Pages Items 5-9.

(iv) Shared power to dispose or to direct the disposition of:

See Cover Pages Items 5-9.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Exhibit A: Joint Filing Agreement, dated as of February 14, 2008, by and among CAP, XATF, Fund, CAP II, XATF II, Fund II, Co-Invest Capital, Co-Invest Management, 2000 Fund and Mr. Caldwell.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008	CROSS ATLANTIC TECHNOLOGY FUND, L.P.

	By:	XATF Management, L.P., as its general partner

	By:	Cross Atlantic Capital Partners, Inc., as its general partner

/s/ Brian Adamsky
	Name:	Brian Adamsky
	Title:	Chief Financial Officer and Treasurer

XATF MANAGEMENT, L.P.

	By:	Cross Atlantic Capital Partners, Inc., as its general partner

/s/ Brian Adamsky
	Name:	Brian Adamsky
	Title:	Chief Financial Officer and Treasurer

CROSS ATLANTIC CAPITAL PARTNERS, INC.

/s/ Brian Adamsky
	Name:	Brian Adamsky
	Title:	Chief Financial Officer and Treasurer

CROSS ATLANTIC TECHNOLOGY FUND II, L.P.

	By:	XATF Management II, L.P., as its general partner

	By:	Cross Atlantic Capital Partners II, Inc., as its general partner

/s/ Brian Adamsky
	Name:	Brian Adamsky
	Title:	Chief Financial Officer and Treasurer

XATF MANAGEMENT II, L.P.

By:	Cross Atlantic Capital Partners II, Inc., as its general partner

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

CROSS ATLANTIC CAPITAL PARTNERS II, INC.

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

THE CO-INVESTMENT 2000 FUND, L.P.

By:	Co-Invest Management, L.P., as its general partner

By:	Co-Invest Capital Partners, Inc., as its general partner

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

CO-INVEST MANAGEMENT, L.P.

By:	Co-Invest Capital Partners, Inc., as its general partner

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

CO-INVEST CAPITAL PARTNERS, INC.

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

/s/ Donald R. Caldwell
Donald R. Caldwell

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated February 14, 2008 with respect to shares of Common Stock of Rubicon Technology, Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. The undersigned acknowledge that each is individually eligible to use Schedule 13G to which this exhibit is attached and each is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning him or it contained therein, but none of them is responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: February 14, 2008	CROSS ATLANTIC TECHNOLOGY FUND, L.P.

	By:	XATF Management, L.P., as its general partner

	By:	Cross Atlantic Capital Partners, Inc., as its general partner

/s/ Brian Adamsky
	Name:	Brian Adamsky
	Title:	Chief Financial Officer and Treasurer

XATF MANAGEMENT, L.P.

	By:	Cross Atlantic Capital Partners, Inc., as its general partner

/s/ Brian Adamsky
	Name:	Brian Adamsky
	Title:	Chief Financial Officer and Treasurer

CROSS ATLANTIC CAPITAL PARTNERS, INC.

/s/ Brian Adamsky
	Name:	Brian Adamsky
	Title:	Chief Financial Officer and Treasurer

CROSS ATLANTIC TECHNOLOGY FUND II, L.P.

By:	XATF Management II, L.P., as its general partner

By:	Cross Atlantic Capital Partners II, Inc., as its general partner

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

XATF MANAGEMENT II, L.P.

By:	Cross Atlantic Capital Partners II, Inc., as its general partner

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

CROSS ATLANTIC CAPITAL PARTNERS II, INC.

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

THE CO-INVESTMENT 2000 FUND, L.P.

By:	Co-Invest Management, L.P., as its general partner

By:	Co-Invest Capital Partners, Inc., as its general partner

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

CO-INVEST MANAGEMENT, L.P.

By:	Co-Invest Capital Partners, Inc., as its general partner

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

CO-INVEST CAPITAL PARTNERS, INC.

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

/s/ Donald R. Caldwell
Donald R. Caldwell